Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2025 SECOND QUARTER RESULTS

--Financial Performance Exceeds Expectations, Driven by Journeys--

--Reaffirms Fiscal 2025 EPS Outlook--

NASHVILLE, Tenn., Sept. 6, 2024 --- Genesco Inc. (NYSE: GCO) today reported second quarter results for the three months ended August 3, 2024.

Second Quarter Fiscal 2025 Financial Summary

•
Total net sales increased to $525 million; comparable sales decreased 2%
•
Comparable e-commerce sales increased 8%; comparable store sales decreased 4%
•
E-commerce sales represented 22% of retail sales compared to 21% last year
•
GAAP EPS was ($0.91) and Non-GAAP EPS was ($0.83)1
•
Inventory decreased 8% year-over-year
•
Repurchased $9.3 million of stock with $42.8 million remaining on the expanded share repurchase authorization announced in June 2023
•
Increases fiscal 2025 sales and reaffirms EPS outlook

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “We delivered another quarter that surpassed our top- and bottom-line expectations, as the improvement in our Journeys business continues to gain traction. Armed with a more elevated and diversified product assortment, Journeys capitalized on the early Back-to-School demand, which drove a positive inflection in comparable sales as the quarter progressed. Thus far in the third quarter, Journeys’ store traffic and sales trends have accelerated further, bolstering our confidence in the product pipeline for the back half and the initiatives underway to enhance the Journeys brand and experience for our consumers.”

Vaughn continued, “I am pleased with the momentum building at Journeys and the progress we’re making to meet the evolving needs of our consumers. That said, the operating environment remains choppy, and our outlook reflects this, as well as a more conservative near-term view for our other businesses. Looking ahead, I feel confident that our strategic initiatives and efforts to improve the efficiency of our operating model will enable us to unlock our full earnings potential and create value for our shareholders.”

__________________________

1Excludes a gross margin charge related to a distribution model transition in Genesco Brands Group, net of tax effect, and charges for severance and asset impairments, net of tax effect in the second quarter of Fiscal 2025 (“Excluded Items”). A reconciliation of loss and loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted loss and loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of loss and loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Second Quarter Review

Net sales for the second quarter of Fiscal 2025 of $525 million were up compared to $523 million in the second quarter of Fiscal 2024. The sales increase includes approximately $20 to $25 million due to the move of a strong week of back-to-school sales from the third quarter last year to the second quarter this year related to the 53-week calendar shift along with an 8% increase in e-commerce comparable sales, partially offset by a decline in store sales, the impact of net store closings and decreased wholesale sales.

Comparable Sales

Comparable Same Store and E-commerce Sales:	2QFY25	2QFY24
Journeys Group	(1)%	(11)%
Schuh Group	(2)%	17%
Johnston & Murphy Group	(5)%	12%
Total Genesco Comparable Sales	(2)%	(2)%
Same Store Sales	(4)%	(6)%
Comparable E-commerce Sales	8%	14%

The overall sales increase for the second quarter of Fiscal 2025 compared to the second quarter of Fiscal 2024 was driven by an increase of 4% at Journeys and an increase of 1% at Schuh, partially offset by a decrease of 9% at Johnston & Murphy and a 13% or $4 million decrease at Genesco Brands. On a constant currency basis, Schuh sales were also up 1% for the second quarter this year.

Second quarter gross margin this year was 46.8% compared with 47.7% last year. Adjusted gross margin for the second quarter this year decreased 90 basis points as a percentage of sales compared to last year. The decrease as a percentage of sales compared to Fiscal 2024 is due primarily to a higher mix of sale product at Schuh and changes in product mix at Journeys.

Selling and administrative expense for the second quarter this year decreased 100 basis points as a percentage of sales to 48.6% compared to 49.6% last year. The decrease as a percentage of sales compared to Fiscal 2024 reflects a decrease in occupancy expense, a favorable change in certain non-income taxes, decreased royalty expense and decreased performance-based compensation expense, partially offset by increased selling salaries and depreciation expense.

Genesco’s GAAP operating loss for the second quarter was $10.3 million, or 2.0% of sales this year, compared with $38.6 million, or 7.4% of sales in the second quarter last year. Adjusted for the Excluded Items in all periods, the operating loss for the second quarter was $9.3 million this year compared to $10.0 million last year. Adjusted operating margin was a loss of 1.8% of sales in the second quarter of Fiscal 2025 compared to a loss of 1.9% in the second quarter last year.

The effective tax rate for the quarter was 15.2% in Fiscal 2025 compared to 23.1% in the second quarter last year. The adjusted tax rate, reflecting Excluded Items, was 15.1% in Fiscal 2025 compared to 23.4% in the second quarter last year. The lower adjusted tax rate for the second quarter this year compared to the second quarter last year reflects a reduction in the tax benefit recorded year to date due to lower projected earnings and taxes from our foreign jurisdictions.

GAAP loss from continuing operations was $9.9 million in the second quarter of Fiscal 2025 compared to $31.6 million in the second quarter last year. Adjusted for the Excluded Items in all periods, the second quarter loss from continuing operations was $9.1 million, or $0.83 per share, in Fiscal 2025, compared to $9.6 million, or $0.85 per share, in the second quarter last year.

Cash, Borrowings and Inventory

Cash as of August 3, 2024, was $45.9 million, compared with $37.4 million as of July 29, 2023. Total debt at the end of the second quarter of Fiscal 2025 was $77.8 million compared with $131.5 million at the end of last year’s second quarter. Inventories decreased 8% on a year-over-year basis, reflecting decreased inventory for Journeys, Schuh and Johnston & Murphy, partially offset by an increase at Genesco Brands.

Capital Expenditures and Store Activity

For the second quarter this year, capital expenditures were $8 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened five stores and closed 12 stores. The Company ended the quarter with 1,314 stores compared with 1,375 stores at the end of the second quarter last year, or a decrease of 4%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company repurchased 381,711 shares during the second quarter of Fiscal 2025 for $9.3 million, or $24.49 per share. The Company currently has $42.8 million remaining on its expanded share repurchase authorization announced in June 2023.

Store Closing and Cost Savings Update

•
The Company closed 12 Journeys stores in the second quarter of Fiscal 2025 (for a total of 29 Journeys stores closed to date in Fiscal 2025) and continues to evaluate up to 50 Journeys store closures in Fiscal 2025
•
The Company's cost savings program remains on track to achieve a reduction in the annualized run rate of $45 to $50 million by the end of Fiscal 2025

Fiscal 2025 Outlook

For Fiscal 2025, the Company:

•
Now expects total sales to decrease 1% to 2% compared to Fiscal 2024, or flat to down 1% excluding the 53rdweek in Fiscal 2024 versus prior expectations for a total sales decrease of 2% to 3%, or down 1% to 2% excluding the 53rd week in Fiscal 2024
•
Continues to expect adjusted diluted earnings per share from continuing operations in the range of $0.60 to $1.00 2
•
Guidance assumes no further share repurchases and a tax rate of 27%

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on September 6, 2024, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions in the Red Sea; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry;

competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,314 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	Aug. 3, 2024	% of Net Sales	July 29, 2023	% of Net Sales
Net sales	$525,188	100.0%	$523,027	100.0%
Cost of sales	279,549	53.2%	273,507	52.3%
Gross margin(1)	245,639	46.8%	249,520	47.7%
Selling and administrative expenses	255,135	48.6%	259,520	49.6%
Goodwill impairment	—	0.0%	28,453	5.4%
Asset impairments and other, net(2)	778	0.1%	174	0.0%
Operating loss	(10,274)	-2.0%	(38,627)	-7.4%
Other components of net periodic benefit cost	86	0.0%	148	0.0%
Interest expense, net	1,345	0.3%	2,383	0.5%
Loss from continuing operations before income taxes	(11,705)	-2.2%	(41,158)	-7.9%
Income tax benefit	(1,776)	-0.3%	(9,526)	-1.8%
Loss from continuing operations	(9,929)	-1.9%	(31,632)	-6.0%
Loss from discontinued operations, net of tax	(63)	0.0%	(33)	0.0%
Net Loss	$(9,992)	-1.9%	$(31,665)	-6.1%
Basic loss per share:
Before discontinued operations	$(0.91)		$(2.79)
Net loss	$(0.91)		$(2.79)
Diluted loss per share:
Before discontinued operations	$(0.91)		$(2.79)
Net loss	$(0.91)		$(2.79)
Weighted-average shares outstanding:
Basic	10,942		11,344
Diluted	10,942		11,344

(1)
Includes a $0.2 million gross margin charge in the second quarter of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.8 million charge in the second quarter of Fiscal 2025 which includes $0.7 million for severance and $0.1 million for asset impairments. Includes a $0.2 million charge in the second quarter of Fiscal 2024 for asset impairments.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	Aug. 3, 2024	% of Net Sales	July 29, 2023	% of Net Sales
Net sales	$982,785	100.0%	$1,006,359	100.0%
Cost of sales	520,865	53.0%	528,031	52.5%
Gross margin	461,920	47.0%	478,328	47.5%
Selling and administrative expenses	502,966	51.2%	511,017	50.8%
Goodwill impairment	—	0.0%	28,453	2.8%
Asset impairments and other, net	1,356	0.1%	482	0.0%
Operating loss	(42,402)	-4.3%	(61,624)	-6.1%
Other components of net periodic benefit cost	195	0.0%	240	0.0%
Interest expense, net	2,235	0.2%	4,034	0.4%
Loss from continuing operations before income taxes	(44,832)	-4.6%	(65,898)	-6.5%
Income tax benefit	(10,615)	-1.1%	(15,391)	-1.5%
Loss from continuing operations	(34,217)	-3.5%	(50,507)	-5.0%
Loss from discontinued operations, net of tax	(122)	0.0%	(48)	0.0%
Net Loss	$(34,339)	-3.5%	$(50,555)	-5.0%
Basic loss per share:
Before discontinued operations	$(3.13)		$(4.36)
Net loss	$(3.14)		$(4.37)
Diluted loss per share:
Before discontinued operations	$(3.13)		$(4.36)
Net loss	$(3.14)		$(4.37)
Weighted-average shares outstanding:
Basic	10,936		11,581
Diluted	10,936		11,581

(1)
Includes a $1.8 million gross margin charge in the first six months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $1.4 million charge in the first six months of Fiscal 2024 which includes $1.0 million for severance and $0.4 million for asset impairments. Includes a $0.5 million charge in the first six months of Fiscal 2024 for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	Aug. 3, 2024	% of Net Sales	July 29, 2023	% of Net Sales
Sales:
Journeys Group	$298,846	56.9%	$287,275	54.9%
Schuh Group	124,561	23.7%	122,799	23.5%
Johnston & Murphy Group	71,037	13.5%	77,785	14.9%
Genesco Brands Group	30,744	5.9%	35,168	6.7%
Net Sales	$525,188	100.0%	$523,027	100.0%
Operating income (loss):
Journeys Group	$(11,151)	-3.7%	$(14,878)	-5.2%
Schuh Group	7,339	5.9%	8,416	6.9%
Johnston & Murphy Group	(403)	-0.6%	2,666	3.4%
Genesco Brands Group(1)	2,672	8.7%	1,851	5.3%
Corporate and Other(2)	(8,731)	-1.7%	(8,229)	-1.6%
Goodwill Impairment	—	0.0%	(28,453)	-5.4%
Operating loss	(10,274)	-2.0%	(38,627)	-7.4%
Other components of net periodic benefit cost	86	0.0%	148	0.0%
Interest expense, net	1,345	0.3%	2,383	0.5%
Loss from continuing operations before income taxes	(11,705)	-2.2%	(41,158)	-7.9%
Income tax benefit	(1,776)	-0.3%	(9,526)	-1.8%
Loss from continuing operations	(9,929)	-1.9%	(31,632)	-6.0%
Loss from discontinued operations, net of tax	(63)	0.0%	(33)	0.0%
Net Loss	$(9,992)	-1.9%	$(31,665)	-6.1%

(1)
Includes a $0.2 million gross margin charge in the second quarter of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $0.8 million charge in the second quarter of Fiscal 2025 which includes $0.7 million for severance and $0.1 million for asset impairments. Includes a $0.2 million charge in the second quarter of Fiscal 2024 for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	Aug. 3, 2024	% of Net Sales	July 29, 2023	% of Net Sales
Sales:
Journeys Group	$558,291	56.8%	$559,465	55.6%
Schuh Group	216,910	22.1%	215,904	21.5%
Johnston & Murphy Group	150,244	15.3%	160,412	15.9%
Genesco Brands Group	57,340	5.8%	70,578	7.0%
Net Sales	$982,785	100.0%	$1,006,359	100.0%
Operating Income (Loss):
Journeys Group	$(29,973)	-5.4%	$(33,240)	-5.9%
Schuh Group	1,443	0.7%	6,626	3.1%
Johnston & Murphy Group	1,952	1.3%	7,472	4.7%
Genesco Brands Group	1,686	2.9%	1,819	2.6%
Corporate and Other(1)	(17,510)	-1.8%	(15,848)	-1.6%
Goodwill Impairment	—	0.0%	(28,453)	-2.8%
Operating loss	(42,402)	-4.3%	(61,624)	-6.1%
Other components of net periodic benefit cost	195	0.0%	240	0.0%
Interest, net	2,235	0.2%	4,034	0.4%
Loss from continuing operations before income taxes	(44,832)	-4.6%	(65,898)	-6.5%
Income tax benefit	(10,615)	-1.1%	(15,391)	-1.5%
Loss from continuing operations	(34,217)	-3.5%	(50,507)	-5.0%
Loss from discontinued operations, net of tax	(122)	0.0%	(48)	0.0%
Net Loss	$(34,339)	-3.5%	$(50,555)	-5.0%

(1)
Includes a $1.8 million gross margin charge in the first six months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $1.4 million charge in the first six months of Fiscal 2024 which includes $1.0 million for severance and $0.4 million for asset impairments. Includes a $0.5 million charge in the first six months of Fiscal 2024 for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	Aug. 3, 2024	July 29, 2023
Assets
Cash	$45,855	$37,416
Accounts receivable	57,497	50,351
Inventories	450,187	491,118
Other current assets	53,181	45,983
Total current assets	606,720	624,868
Property and equipment	229,116	244,090
Operating lease right of use assets	402,715	476,715
Goodwill and other intangibles	36,446	37,669
Non-current prepaid income taxes	58,051	55,028
Other non-current assets	50,703	56,389
Total Assets	$1,383,751	$1,494,759

Liabilities and Equity
Accounts payable	$187,439	$166,504
Current portion operating lease liabilities	122,527	137,369
Other current liabilities	85,697	78,707
Total current liabilities	395,663	382,580
Long-term debt	77,839	131,544
Long-term operating lease liabilities	329,773	403,413
Other long-term liabilities	47,854	44,203
Equity	532,622	533,019
Total Liabilities and Equity	$1,383,751	$1,494,759

GENESCO INC.

Store Count Activity

	Balance 01/28/23	Open	Close	Balance 02/03/24	Open	Close	Balance 08/03/24
Journeys Group	1,130	27	94	1,063	5	29	1,039
Schuh Group	122	3	3	122	1	0	123
Johnston & Murphy Group	158	2	4	156	0	4	152
Total Retail Stores	1,410	32	101	1,341	6	33	1,314

GENESCO INC.

Store Count Activity

	Balance 05/04/24	Open	Close	Balance 08/03/24
Journeys Group	1,047	4	12	1,039
Schuh Group	122	1	0	123
Johnston & Murphy Group	152	0	0	152
Total Retail Stores	1,321	5	12	1,314

GENESCO INC.

Comparable Sales

	Quarter 2		Six Months
	Aug. 3, 2024	July 29, 2023	Aug. 3, 2024	July 29, 2023
Journeys Group	-1%	-11%	-3%	-12%
Schuh Group	-2%	17%	-4%	15%
Johnston & Murphy Group	-5%	12%	-4%	15%
Total Comparable Sales	-2%	-2%	-3%	-4%
Same Store Sales	-4%	-6%	-6%	-7%
Comparable E-commerce Sales	8%	14%	6%	11%

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Three Months Ended August 3, 2024 and July 29, 2023

The Company believes that disclosure of loss and loss per share from continuing operations and operating loss adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2			Quarter 2
	Aug. 3, 2024			July 29, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(9,929)	$(0.91)		$(31,632)	$(2.79)

Gross margin adjustment:
Charges related to distribution model transition	$169	176	0.02	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$116	95	0.01	$174	134	0.01
Severance	662	512	0.05	—	—	0.00
Goodwill Impairment	—	—	0.00	28,453	21,858	1.93
Total asset impairments and other adjustments	$778	607	0.06	$28,627	21,992	1.94

Income tax expense adjustments:
Tax impact share based awards		592	0.05		1,058	0.09
Other tax items		(577)	(0.05)		(1,014)	(0.09)
Total income tax expense adjustments		15	0.00		44	0.00
Adjusted loss from continuing operations (1) and (2)		$(9,131)	(0.83)		$(9,596)	(0.85)

(1)
The adjusted tax rate for the second quarter of Fiscal 2025 and 2024 is 15.1% and 23.4%, respectively.
(2)
EPS reflects 10.9 million and 11.3 million share count for the second quarter of Fiscal 2025 and 2024, respectively, which excludes common stock equivalents in the second quarter of each year due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Six Months Ended August 3, 2024 and July 29, 2023

The Company believes that disclosure of loss and loss per share from continuing operations and operating loss adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months			Six Months
	Aug. 3, 2024			July 29, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(34,217)	$(3.13)		$(50,507)	$(4.36)

Gross margin adjustment:
Charges related to distribution model transition	$1,750	1,327	0.12	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$360	273	0.02	$482	367	0.03
Severance	996	755	0.07	—	—	0.00
Goodwill impairment	—	—	0.00	28,453	21,858	1.89
Total asset impairments and other adjustments	$1,356	1,028	0.09	$28,935	22,225	1.92
Income tax expense adjustments:
Tax impact share based awards		722	0.07		1,011	0.09
Other tax items		(922)	(0.08)		(1,069)	(0.10)
Total income tax expense adjustments		(200)	(0.01)		(58)	(0.01)
Adjusted loss from continuing operations (1) and (2)		$(32,062)	$(2.93)		$(28,340)	$(2.45)

(1)
The adjusted tax rate for the first six months of Fiscal 2025 and 2024 is 23.2% and 23.3%, respectively.
(2)
EPS reflects 10.9 million and 11.6 million share count for the first six months of Fiscal 2025 and 2024, respectively, which excludes common stock equivalents in the first six months of each period due to the loss from continuing operations each year.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Three Months Ended August 3, 2024 and July 29, 2023

	Quarter 2- August 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(11,151)	$—	$(11,151)
Schuh Group	7,339	—	7,339
Johnston & Murphy Group	(403)	—	(403)
Genesco Brands Group	2,672	169	2,841
Corporate and Other	(8,731)	778	(7,953)
Total Operating Loss	$(10,274)	$947	$(9,327)
% of sales	-2.0%		-1.8%

	Quarter 2 - July 29, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(14,878)	$—	$(14,878)
Schuh Group	8,416	—	8,416
Johnston & Murphy Group	2,666	—	2,666
Genesco Brands Group	1,851	—	1,851
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(8,229)	174	(8,055)
Total Operating Loss	$(38,627)	$28,627	$(10,000)
% of sales	-7.4%		-1.9%

	Quarter 2
In Thousands	Aug. 3, 2024	July 29, 2023
Gross margin, as reported	$245,639	$249,520
% of sales	46.8%	47.7%

Charges related to distribution model transition	169	—
Total adjustments	169	—

Adjusted gross margin	$245,808	$249,520
% of sales	46.8%	47.7%

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Six Months Ended August 3, 2024 and July 29, 2023

	Six Months August 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(29,973)	$—	$(29,973)
Schuh Group	1,443	—	1,443
Johnston & Murphy Group	1,952	—	1,952
Genesco Brands Group	1,686	1,750	3,436
Corporate and Other	(17,510)	1,356	(16,154)
Total Operating Loss	$(42,402)	$3,106	$(39,296)
% of sales	-4.3%		-4.0%

	Six Months July 29, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(33,240)	$—	$(33,240)
Schuh Group	6,626	—	6,626
Johnston & Murphy Group	7,472	—	7,472
Genesco Brands Group	1,819	—	1,819
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(15,848)	482	(15,366)
Total Operating Loss	$(61,624)	$28,935	$(32,689)
% of sales	-6.1%		-3.2%

	Six Months
In Thousands	Aug. 3, 2024	July 29, 2023
Gross margin, as reported	$461,920	$478,328
% of sales	47.0%	47.5%

Charges related to distribution model transition	1,750	—
Total adjustments	1,750	—

Adjusted gross margin	$463,670	$478,328
% of sales	47.2%	47.5%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 1, 2025

In millions (except per share amounts)	High Guidance Fiscal 2025		Low Guidance Fiscal 2025
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$8.2	$0.75	$3.5	$0.32

Charges related to distribution model transition	1.3	0.12	1.3	0.12

Asset impairments and other adjustments:
Asset impairments and other matters	1.4	0.13	1.8	0.16
Total asset impairments and other adjustments (1)	1.4	0.13	1.8	0.16
Adjusted forecasted earnings from continuing operations (2)	$10.9	$1.00	$6.6	$0.60

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2025 is approximately 27%.
(2)
EPS reflects 11.0 million share count for Fiscal 2025 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.